Exhibit 99.2

Kismet Acquisition One Corp Closes $250 Million Initial Public Offering

Moscow, Russia, August 10, 2020 — Kismet Acquisition One Corp (the “Company”) (Nasdaq: KSMTU) announced today that it closed its initial public offering of 25,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $250,000,000.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “KSMTU” on August 6, 2020. Each unit consists of one ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “KSMT” and “KSMTW,” respectively.

The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Although the Company is not limited to a particular industry or geographic region for purposes of consummating a business combination, the Company intends to focus on companies in the telecommunications infrastructure, internet and technology and consumer goods and services sectors operating in Russia.

Credit Suisse Securities (USA) LLC and BofA Securities, Inc. acted as joint book-running managers for the offering. The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional units at the initial public offering price.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, New York 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and the intended focus with respect to a business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Kismet Acquisition One Corp

+7 (499) 755-2134

info@kismetcg.com